Exhibit 23.2
January 30, 2008
SandRidge Energy, Inc.
1600 NW Expressway, Suite 1601
Oklahoma City, OK 73118
Ladies and Gentlemen:
     We consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton, and to the inclusion of information taken from our “Appraisal Report as of December 31, 2005 on Certain Properties owned by Riata Energy SEC Price Case,” “Appraisal Report as of December 31, 2005 on Certain Properties owned by PetroSource Energy SEC Price Case,” “Appraisal Report as of December 31, 2005 on Certain Properties owned by Riata Energy Gungoll Acquisition SEC Price Case,” “Appraisal Report as of December 31, 2005 on Certain Properties owned by NEG Operating LLC SEC Price Case,” and “Appraisal Report as of December 31, 2006 on Certain Properties owned by PetroSource” (our Reports) under the headings “Business — The NEG Acquisition” and “Experts” in the SandRidge Energy, Inc. Form S-1 Registration Statement to be filed on or about January 30, 2008 (including any amendments thereto, collectively referred to hereinafter as “Form S-1”) and in the notes to the financial statements included in the Form S-1. We are able to verify that the reserves listed for PetroSource in the table on Page 65 of the Form S-1 are the same as these listed in our report titled “Appraisal Report as of December 31, 2006 on Certain Properties owned by PetroSource.”
Very truly yours,
DeGOLYER and MacNAUGHTON